Exhibit 99.1

Preformed Line Products Announces Financial Results For The Quarter Ended March 31, 2021

MAYFIELD VILLAGE, Ohio, April 29, 2021 /PRNewswire/ -- Preformed Line Products Company (NASDAQ: PLPC) today reported financial results for its first quarter ended March 31, 2021.

Net sales for the first quarter of 2021 were $117.6 million, an increase of 14%, compared to $102.9 million in the first quarter of 2020. Currency translation rates had a favorable impact on 2021 first quarter net sales of $1.8 million, or 2%.

The Company posted net income for the first quarter of 2021 of $7.2 million, or $1.45 per diluted share, compared to $3.7 million, or $.74 per diluted share, in the first quarter of 2020. Currency translation rates had a favorable effect on net income of less than $.1 million.

Rob Ruhlman, Chairman and Chief Executive Officer, said, "We are very pleased with our net sales growth and earnings generation for Q1 2021. All regions reported an increase in net sales versus Q1 2020 as well as improvement in profitability. PLP USA continues to lead the increase driven by growth in the communications product family as well as the significance of our U.S. based manufacturing and distribution facilities. Additional investments will be made within our PLP USA operations to support this growth both today and into the future. Our international operations continue to expand their capabilities and product offerings, resulting in year over year improvement in both net sales and earnings. Our geographic diversification has helped de-risk our business model during these challenging economic times. While we have seen reductions in revenue in certain operations that rely more heavily on government sponsored infrastructure projects that have been delayed due to COVID-19, our strength in other markets has more than offset the shortfalls to allow for both top line and bottom-line growth. While the extent to which COVID-19 will impact our future operations is unknown, we will continue to focus on the safety and well-being of our employees, their families, our customers and our valued suppliers while continuing to provide the high-quality products and services our customers expect."

Founded in 1947, Preformed Line Products is an international designer and manufacturer of products and systems employed in the construction and maintenance of overhead and underground networks for energy, communications, and broadband network companies.

Preformed's world headquarters are in Cleveland, Ohio, and the Company operates two domestic manufacturing centers located in Rogers, Arkansas, and Albemarle, North Carolina. The Company serves its worldwide market through international operations in Argentina, Australia, Austria, Brazil, Canada, China, Colombia, Czech Republic, France, Great Britain, Indonesia, Malaysia, Mexico, New Zealand, Poland, Russia, South Africa, Spain, Thailand and Vietnam.

This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company's and management's beliefs and expectations concerning the Company's future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the uncertainty in business conditions and economy due to COVID-19 including the severity and duration of business disruption caused by the pandemic, the strength of the economy and demand for the Company's products and the mix of products sold, the relative degree of competitive and customer price pressure on the Company's products, the cost, availability and quality of raw materials required for the manufacture of products, and the Company's ability to continue to develop proprietary technology and maintain high quality products and customer service to meet or exceed new industry performance standards and individual customer expectations, and other factors described under the headings "Forward-Looking Statements" and "Risk Factors" in the Company's 2020 Annual Report on Form 10-K filed with the SEC on March 5, 2021 and subsequent filings with the SEC. The Annual Report on Form 10-K and the Company's other filings with the SEC can be found on the SEC's website at http://www.sec.gov. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

PREFORMED LINE PRODUCTS COMPANY
STATEMENTS OF CONSOLIDATED OPERATIONS

(In thousands, except per share data)	Three Months Ended March 31
	2021	2020

Net sales	$ 117,553	$ 102,852
Cost of products sold	77,361	69,942
GROSS PROFIT	40,192	32,910

Costs and expenses
Selling	9,601	8,905
General and administrative	14,394	13,434
Research and engineering	4,611	4,296
Other operating expense - net	818	1,122
	29,424	27,757

OPERATING INCOME	10,768	5,153

Other income (expense)
Interest income	21	111
Interest expense	(463)	(709)
Other income - net	228	549
	(214)	(49)

INCOME BEFORE INCOME TAXES	10,554	5,104

Income taxes	3,377	1,451

NET INCOME	$ 7,177	$ 3,653

Less: Net income attributable to noncontrolling interests	2	45

NET INCOME ATTRIBUTABLE TO PREFORMED LINE PRODUCTS COMPANY SHAREHOLDERS	$ 7,179	$ 3,698

EARNINGS PER SHARE OF COMMON STOCK ATTRIBUTABLE
TO PREFORMED LINE PRODUCTS COMPANY SHAREHOLDERS:
Basic	$ 1.46	$ 0.74
Diluted	$ 1.45	$ 0.74

Cash dividends declared per share	$ 0.20	$ 0.20

Weighted-average number of shares outstanding - basic	4,917	5,008

Weighted-average number of shares outstanding - diluted	4,936	5,017

PREFORMED LINE PRODUCTS COMPANY
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
(Thousands of dollars, except share and per share data)	2021	2020

ASSETS
Cash and cash equivalents	$ 34,685	$ 45,175
Accounts receivable, less allowances of $3,436 ($3,464 in 2020)	93,654	92,686
Inventories - net	99,694	97,537
Prepaids	8,722	17,660
Other current assets	3,283	3,256
TOTAL CURRENT ASSETS	240,038	256,314

Property, plant and equipment - net	145,400	125,965
Other intangibles - net	13,811	14,443
Goodwill	28,844	29,508
Deferred income taxes	5,459	10,863
Other assets	23,451	23,994

TOTAL ASSETS	$ 457,003	$ 461,087

LIABILITIES AND SHAREHOLDERS' EQUITY

Trade accounts payable	$ 33,945	$ 31,646
Notes payable to banks	12,853	17,428
Current portion of long-term debt	9,033	5,216
Accrued compensation and amounts withheld from employees	16,823	14,736
Accrued expenses and other liabilities	25,019	34,748
TOTAL CURRENT LIABILITIES	97,673	103,774

Long-term debt, less current portion	37,394	33,333
Other noncurrent liabilities and deferred income taxes	30,798	31,911

SHAREHOLDERS' EQUITY
Shareholders' equity:
Common shares - $2 par value, 15,000,000 shares authorized, 4,912,959 and
4,902,233 issued and outstanding, as of March 31, 2021 and December 31, 2020, respectively	13,155	13,028
Common shares issued to rabbi trust, 261,781 and 265,508 shares at
March 31, 2021 and December 31, 2020, respectively	(10,820)	(10,940)
Deferred Compensation Liability	10,820	10,940
Paid-in capital	44,322	43,134
Retained earnings	385,180	379,035
Treasury shares, at cost, 1,664,517 and 1,611,927 shares at
March 31, 2021 and December 31, 2020, respectively	(92,246)	(88,568)
Accumulated other comprehensive loss	(59,266)	(54,551)
TOTAL PREFORMED LINE PRODUCTS COMPANY SHAREHOLDERS' EQUITY	291,145	292,078
Noncontrolling interest	(7)	(9)
TOTAL SHAREHOLDERS' EQUITY	291,138	292,069
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 457,003	$ 461,087

CONTACT: Andrew S. Klaus, Preformed Line Products, (440) 473-9246